Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT OF

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

FIRST: Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: The provisions of the Charter, which are now in effect and as amended and restated hereby, in accordance with the Maryland General Corporation Law, are as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLE I

NAME

The name of the Corporation is:

Wheeler Real Estate Investment Trust, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is eight (8), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Jon S. Wheeler

Christopher J. Ettel

David Kelly

1

William W. King

Warren D. Harris

Carl B. McGowan, Jr

Ann L. McKinney

Jeffrey Zwerdling

The Board of Directors may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.8 of this Article IV (relating to removal of directors), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

Section 4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; (vi) the number of shares of stock of any class of the Corporation; (vii) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or (viii) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7 REIT Qualification. If the Corporation elects to qualify as a REIT for U.S. federal income tax purposes, the Board of Directors shall take such actions as it determines are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with one or more of the restrictions or limitations on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 4.8 Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 155,000,000 shares of stock, consisting of 150,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, without par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Subject to the provisions of Article VI and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

Section 5.3.1 Preference. The preference of each share of Preferred Stock with respect to dividend payments and distribution of the Corporation’s assets upon redemption and upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be prior in right to such preferences of all other equity securities of the Corporation, including, without limitation, the Common Stock, whether now or hereafter authorized.

Section 5.3.2 Dividends. When and if declared by the Board of Directors of the Corporation out of funds legally available therefor, the holders of shares of Preferred Stock shall be entitled to receive prior to and in preference of any dividends declared, paid upon or set aside for the Common Stock of the Corporation in any such year, dividends in cash, stock or otherwise. Any dividends declared but not paid shall be cumulative. No deposit, payment, dividend or distribution of any kind shall be made with respect to the Common Stock unless all dividends payable on the Preferred Stock have been paid.

Section 5.3.3 Liquidation. In the event of (i) any voluntary or involuntary liquidation, winding up or dissolution of the Corporation or (ii) any sale or transfer by the Corporation of all or substantially all of its assets, the holders of Preferred Stock shall be entitled to receive, prior to and in preference of any distribution or payment upon the Common Stock, an amount per share of Preferred Stock equal to the sum of the Preferred Stock purchase price plus any accrued but unpaid dividends thereon. To the extent the assets and funds available for distribution after payment of all required obligations of the Corporation are insufficient to make such payment, then the entire assets and funds available for distribution shall be distributed ratably among the holders of the Preferred Stock. Any amounts remaining after payment in full of the holders of the Preferred Stock shall be distributed ratably among the holders of the Common Stock.

Series A Preferred Stock

Section 5.3.4 Designation and Number. A series of Preferred Stock, designated the “Series A Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of the Series A Preferred Stock shall be 4,500.

Section 5.3.5 Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series; (b) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock; and (d) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our Common Stock or Preferred Stock) and to the indebtedness of our existing subsidiary and any future subsidiaries.

Section 5.3.6 Dividends.

(a) Subject to the preferential rights of holders of any class or series of senior stock, holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 9% per annum of the $1,000 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $90.00 per share of the Series A Preferred Stock). The dividends on each share of Series A Preferred Stock shall accrue and shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Series A Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Series A Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series A Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Series A Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Series A Dividend Record Date”). The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.

(b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of parity stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of parity stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such parity stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if such parity stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of junior stock or parity stock, nor shall any shares of junior stock or parity stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of junior stock or parity stock.

(f) Notwithstanding the foregoing provisions of this Section 5.3.6, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of junior stock or parity stock or (ii) redeeming, purchasing or otherwise acquiring any junior stock or parity stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

Section 5.3.7 Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of junior stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $1,000 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such parity stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such parity stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the holders of any classes or series of junior stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed and the holders of the Series A Preferred Stock and any parity stock shall not be entitled to share therein.

(c) Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale or transfer of any or all of the assets or business of the Corporation, nor a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.3.8 Redemption.

(a) The Corporation may, at its option, redeem shares of Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $1,030 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”).

(b) In the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Series A Dividend Record Date and on or prior to the related Series A Dividend Payment Date, the dividend payable on such Series A Dividend Payment Date in respect of such shares called for redemption shall be payable on such Series A Dividend Payment Date to the holders of record at the close of business on such Series A Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(c) The Redemption Date shall be selected by the Corporation and shall be not less than 30 days nor more than 60 days after the date on which the Corporation sends the notice of redemption.

(d) If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

(e) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata.

(f) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full redemption price, plus all accumulated, accrued and unpaid dividends, if any, to and including the Redemption Date, to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the redemption price payable on the Redemption Date; and (iii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(h) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

(j) Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or Series by the Board of Directors.

Section 5.3.9 Voting Rights. The holders of shares of Series A Preferred Stock shall have no voting rights.

Series B Preferred Stock

Section 5.3.10 Designation and Number. A series of Preferred Stock, designated the “Series B Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of the Series B Preferred Stock shall be 3,000,000.

Section 5.3.11 Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless they become convertible and are converted as described below in Section 5.3.14 under “Voluntary Conversion” and “Mandatory Conversion.”

Section 5.3.12 Rank. The Series B Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series B Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series; (b) on a parity with our Series A Preferred Stock and all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series B Preferred Stock; and (d) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our Common Stock or Preferred Stock) and to the indebtedness of our existing subsidiary and any future subsidiaries.

Section 5.3.13 Dividends.

(a) Subject to the preferential rights of holders of any class or series of senior stock, holders of Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 9% per annum of the $25 liquidation preference per share of the Series B Preferred Stock (equivalent to the fixed annual amount of $2.25 per share of the Series B Preferred Stock). The dividends on each share of Series B Preferred Stock shall accrue and shall be cumulative from the first date on which such share of Series B Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Series B Dividend Payment Date”). Any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in our stock records at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Series B Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series B Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Series B Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Series B Dividend Record Date”). The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.

(b) Holders of Series B Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series B Preferred Stock.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of parity stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any shares of parity stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such parity stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if such parity stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series B Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock) shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of junior stock or parity stock, nor shall any shares of junior stock or parity stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of junior stock or parity stock.

(f) Notwithstanding the foregoing provisions of this Section 5.3.14, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of junior stock or parity stock or (ii) redeeming, purchasing or otherwise acquiring any junior stock or parity stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain our continued qualification as a REIT under Section 856 of the Code.

(g) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of our shares of capital stock or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

Section 5.3.14 Conversion. The holders of the Series B Preferred Stock shall have the following conversion rights, subject to the Common Stock Ownership Limit (as defined below in Section 6.1):

(a) Voluntary Conversion. The Series B Preferred Stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued Common Stock at a conversion price of $5.00 per share of Common Stock, subject to adjustment as described below. Conversion of Series B Preferred Stock or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificate to us or in blank, to the office or agency to be maintained by us for that purpose. Currently, such office is Computershare, 250 Royall Street, Canton, Massachusetts 02021, the transfer agent, registrar, dividend disbursing agent and conversion agent for the Series B Preferred Stock. Each conversion will be deemed to have been effected on the date immediately following the next Series B Dividend Record Date after which the certificates for Series B Preferred Stock shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the conversion price in effect at such time and on such date. Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the closing price of the Common Stock on the trading day immediately preceding the conversion date.

(b) Mandatory Conversion. To the extent (a) the Common Stock is traded on a national securities exchange and (b) the 20-trading day volume-weighted average closing price of our Common Stock on such national securities exchange exceeds $7.25 per share, each share of Series B Preferred Stock will automatically, as of the date that immediately follows the next Series B Dividend Record Date, convert into shares of Common Stock at a conversion price equal to $5.00 per share, subject to adjustment as described below.

(c) Conversion Price Adjustments. The conversion price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in Common Stock on any class or series of capital stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value (as defined in the terms of the Series B Preferred Stock) per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of any shares of stock (excluding Common Stock) or evidence of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, we will be permitted to make such reduction in the conversion price as our Board of Directors considers to be advisable in order that any event treated for federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of our Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our Common Stock or sale of all or substantially all of our assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series B Preferred Stock was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share of Common Stock the kind and amount of capital stock, securities or other property received per share of Common Stock by a plurality of non-electing shares of Common Stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of our Common Stock. The conversion price will not be adjusted:

•	upon the issuance of any Common Stock or rights to acquire Common Stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for us or any of our subsidiaries;

•	upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Common Stock under any plan;

•	for a change in the par value of our Common Stock; or

•	for accumulated and unpaid dividends.

Section 5.3.15 Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of junior stock, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series B Preferred Stock have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any such parity stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such parity stock if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock and any parity stock, the holders of any classes or series of junior stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed and the holders of the Series B Preferred Stock and any parity stock shall not be entitled to share therein.

(c) Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale or transfer of any or all of the assets or business of the Corporation, nor a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series B Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.3.16 Voting Rights. Holders of the Series B Preferred Stock will not have voting rights, except as required by law.

Section 5.3.17 Preemptive Rights. No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued Preferred Stock (whether now or hereafter authorized) or our securities convertible into or carrying a right to subscribe to or acquire our capital stock.

Section 5.3.18 Redemption. The Series B Preferred Stock have no redemption rights.

Series C Preferred Stock

Section 5.3.19 Designation and Number. A series of Preferred Stock, designated as the “Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The number of authorized shares of the Series C Preferred Stock shall be 100,000.

Section 5.3.20 Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) “Benefit Plan Investor” shall mean (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that is subject to the provisions of Title I of ERISA; (ii) a plan as defined in Section 4975(e) of the Code (any such employee benefit plan or “plan” described in clause (i) or this clause (ii) being referred to herein as a “Plan”); (iii) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (iv) any other entity that otherwise constitutes a benefit plan investor within the meaning of the Plan Asset Regulations.

(b) “Controlling Person” shall mean a Person who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person, within the meaning of the Plan Asset Regulations.

(c) “Liquidation Preference” shall mean $1,000.

(d) “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(e) “Plan Asset Regulations” shall mean Section 2510.3-101 of the regulations of the Department of Labor, as modified by Section 3(42) of ERISA.

(f) Publicly Offered Securities” shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.

(g) “Trading Day” shall mean, (i) if the Common Stock (as defined in the Charter) is listed or admitted to trading on the Nasdaq Stock Market, a day on which the Nasdaq Stock Market is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on the Nasdaq Stock Market, but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h) “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Nasdaq Stock Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Nasdaq Stock Market for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

Section 5.3.21 Rank.

The Series C Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series C Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with the Series A Preferred Stock (as defined in the Charter), Series B Preferred Stock (as defined in the Charter) and any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series C Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series C Preferred Stock (the “Senior Stock”).

Section 5.3.22 Dividends.

(a) From March 18, 2015, until June 18, 2015, if the Corporation declares, pays or sets apart for payment any dividend or other distribution on any share of Common Stock (other than a dividend or other distribution payable in shares of Common Stock), then at the time such dividend or other distribution is declared, paid or set apart for payment, the Corporation shall simultaneously declare, pay or set apart for payment a dividend or other distribution on each issued and outstanding share of Series C Preferred Stock, with payment to be made (i) in the same form as is being made to the holders of Common Stock and (ii) in an amount as if such share of Series C Preferred Stock had been converted into shares of Common Stock pursuant to Section 5.3.26 but, in the case of any dividend or other distribution in March 2015, computed pro-rata from the date of issuance of such share of Series C Preferred Stock. Such dividend or other distribution shall be payable to the holders of record of Series C Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date designated by the Board of Directors for the payment of such dividend or other distribution.

(b) For the period beginning on, and including, June 19, 2015, to the extent shares of Series C Preferred Stock remain outstanding and subject to the preferential rights of holders of any class or series of Senior Stock, in addition to any dividend or other distribution declared and payable by the Corporation pursuant to Section 5.3.22(a), holders of the Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends equal to the excess, if any, of (i) 15.0% per annum of the Liquidation Preference, minus (ii) any dividend or other distribution declared and payable by the Corporation pursuant to Section 5.3.22(a) on such holder’s issued and outstanding Series C Preferred Stock in respect of the applicable quarterly period. Such dividends on each share of Series C Preferred Stock shall accrue and shall be cumulative from June 19, 2015 and including, June 19, 2015 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day (each, a “Series C Dividend Payment Date”). Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record of Series C Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a business day on which the applicable Series C Dividend Payment Date falls (the “Series C Dividend Record Date”). The dividend payable on any Series C Dividend Payment Date shall include dividends accumulating to, but excluding, such Series C Dividend Payment Date. The term “business day” shall mean any day, other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday. If the Series C Preferred Stock is converted into Common Stock prior to June 19, 2015, pursuant to Section 5.3.26, then no additional dividends shall be payable on the Series C Preferred Stock.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series C Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or other distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 5.3.22, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a real estate investment trust (“REIT”) under Section 856 of the Code (as defined in the Charter).

Section 5.3.23 Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference per share equal to the Liquidation Preference, plus an amount per share equal to any accumulated, accrued and unpaid dividends on such share (whether or not earned or declared) to and including the date of payment. Until the holders of the Series C Preferred Stock have been paid the Liquidation Preference in full, plus an amount per share equal to all accumulated, accrued and unpaid dividends on such share (whether or not earned or declared) to and including the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series C Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series C Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series C Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.3.24 Optional Redemption.

(a) The Series C Preferred Stock shall be redeemable by the Corporation, in whole or in part at any time and from time to time, at a redemption price per share of Series C Preferred Stock (the “Redemption Price”) equal to (i) if the redemption occurs on or prior to the first anniversary of March 19, 2015 the issuance of the Series C Preferred Stock, the greater of (A) 105% of the Liquidation Preference plus all accrued and unpaid dividends to and including the date fixed for redemption (the “Redemption Date”), and (B) 105% of the value of that number of shares of Common Stock into which such share of Series C Preferred Stock would have been convertible immediately prior to the Redemption Date, which value shall be calculated on the VWAP of the Common Stock for the 20 Trading Days prior to the Redemption Date; or (ii) if the redemption occurs after the first anniversary of March 19, 2015 the issuance of the Series C Preferred Stock, the greater of (A) 100% of the Liquidation Preference plus all accrued and unpaid dividends to and including the Redemption Date; and (B) 100% of the value of that number of shares of Common Stock into which such share of Series C Preferred Stock would have been convertible immediately prior to the Redemption Date, which value shall be calculated on the VWAP of the Common Stock for the 20 Trading Days prior to the Redemption Date. In addition, in order to ensure that the Corporation remains qualified as a REIT under Section 856 of the Code, the Series C Preferred Stock shall be subject to the provisions of Section 6.2.1 of the Charter. Pursuant to Section 6.2.1 of the Charter, and without limitation of any provisions of such Section 6.2.1, the Series C Preferred Stock, together with all other Capital Stock, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of each share of Series C Preferred Stock shall equal the Liquidation Preference, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) If full cumulative dividends on all outstanding shares of Series C Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series C Preferred Stock may be redeemed pursuant to this Section 5.3.24 unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series C Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock.

(c) If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(d) Notwithstanding anything that may be to the contrary elsewhere herein, in the event of any redemption pursuant to this Section 5.3.24, if the Redemption Date occurs after a Series C Dividend Record Date and on or prior to the related Series C Dividend Payment Date, the dividend payable on such Series C Dividend Payment Date in respect of such shares called for redemption shall be payable on such Series C Dividend Payment Date to the holders of record at the close of business on such Series C Dividend Record Date, and shall not be payable as part of the Redemption Price for such shares.

(e) Upon the Corporation’s provision of written notice as to the Redemption Date, accompanied by a check in the amount of the Redemption Price to which each record holder of Series C Preferred Stock is entitled, the Series C Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of Capital Stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series C Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(f) In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price payable on the Redemption Date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Series C Dividend Payment Date to the record holder at the close of business on the relevant Series C Dividend Record Date as described above; and (iii) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If less than all the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

(g) If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(h) Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series C Preferred Stock in the open market, by tender or by private agreement.

Section 5.3.25 Mandatory Redemption. In the event of a reorganization transaction such as a merger, consolidation or the sale of transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange or similar transaction that is not approved by the holders of at least two-thirds of the shares of Series C Preferred Stock, the Corporation shall redeem the shares of Series C Preferred Stock at closing of such transaction at the Redemption Price described in Section 5.3.24 above.

Section 5.3.26 Mandatory Conversion. As of the close of business (I) in case one or more holders of Series C Preferred Stock elect not to include the shares of Common Stock issuable upon conversion of its Series C Preferred Stock in a registration statement filed by the Corporation with respect to the shares of Common Stock issuable upon conversion of the Series C Preferred Stock due to its refusal to be named as an underwriter, the fifth business day and (II) otherwise, on the later of (a) the fifth business day, and (b) written and/or oral notice of non-objection of the Corporation’s Listing of Additional Shares Notification with respect to such shares of Common Stock issuable upon conversion of the Series C Preferred Stock by the Nasdaq Stock Market (the date set forth in clause (I) and/or the later of (a) and (b) in clause (II), each, a “Conversion Date”), in each case, following the approval by the holders of the Common Stock of the conversion of the Series C Preferred Stock and the issuance of Common Stock upon such conversion, each share of the Series C Preferred Stock shall automatically convert into that number of shares of Common Stock equal to (i) the sum of the Liquidation Preference and all accrued and unpaid dividends thereon; divided by (ii) $2.00 (as such dollar amount in this clause (ii) may be adjusted from time to time pursuant to Section 5.3.28, the “Conversion Price”). Fractional shares, if any, of Common Stock will not be issued upon conversion but, in lieu thereof, the Corporation will make a cash payment based on such fraction times the closing price of the Corporation’s Common Stock as reported on the NASDAQ Stock Market on the trading day immediately preceding the Conversion Date.

Section 5.3.27 Status of Shares. Any shares of Series C Preferred Stock that shall at any time have been redeemed pursuant to Section 5.3.24 or Section 5.3.25, converted into Common Stock pursuant to Section 5.3.26 or otherwise acquired by the Corporation shall, after such redemption, conversion or other acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

Section 5.3.28 Adjustments.

(a) If the Corporation shall, at any time or from time to time prior to conversion of shares of Series C Preferred Stock, (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of its Capital Stock in a reclassification, recapitalization or other similar event affecting the Common Stock (other than any such event for which a dividend or distribution is made pursuant to Section 5.3.22(a) or for which a mandatory redemption is made pursuant to Section 5.3.25), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series C Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 5.3.28(a) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, combination or reclassification, recapitalization or other similar event, to the close of business on the day upon which such corporate action becomes effective.

(b) No adjustment of the applicable Conversion Price for the Series C Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

Section 5.3.29 Voting Rights.

(a) Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth below.

(b) If and whenever dividends on any shares of the Series C Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is then entitled to similar voting rights (the “Voting Preferred Stock”), and the holders of shares of Series C Preferred Stock, voting as a single class with the holders of any other class or series of Voting Preferred Stock, shall be entitled to vote for the election of the two additional directors at (i) (A) the next regular meeting of the Corporation’s stockholders (if to be held within 90 days after the sixth missed dividend), or (B) upon the written request of holders of at least 25% of the shares of Series C Preferred Stock then outstanding, a special meeting of the Corporation’s stockholders to be called for that purpose within 90 days after the sixth missed dividend, and (ii) each subsequent annual meeting of the Corporation’s stockholders until all dividends in arrears on outstanding shares of Series C Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment. Directors so elected (the “Preferred Directors”) shall serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. If, prior to the end of the term of any Preferred Director so elected and during the continuance of a default in dividends on the Series C Preferred Stock and/or Voting Preferred Stock, a vacancy in the office of such Preferred Director shall occur by reason of death, resignation or disability, such vacancy shall be filled by written consent of the Preferred Director remaining in office or, if there is no such remaining Preferred Director, by the affirmative vote or consent of a majority of the votes entitled to be cast by the holders of Series C Preferred Stock and Voting Preferred Stock, voting as a single class. Any Preferred Director may be removed at any time with or without cause by the affirmative vote or consent of, and shall not be removed otherwise than by the affirmative vote or consent of, a majority of the votes entitled to be cast by the holders of Series C Preferred Stock and Voting Preferred Stock, voting as a single class. The Preferred Directors shall each be entitled to one vote per director on any matter. If and whenever dividends in arrears on outstanding shares of the Series C Preferred Stock and any other shares of Voting Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and irrevocably set apart in trust for payment, then the right of the holders of the Series C Preferred Stock and of such other Voting Preferred Stock to elect the additional two directors shall cease and the terms of office of the Preferred Directors shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(c) The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting as a single class, shall be required to authorize, create, increase the number of or issue any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock or reclassify any of the outstanding Parity Stock or Junior Stock into shares of Senior Stock; provided, however, that no such vote of the holders of the Series C Preferred Stock shall be required if, at or prior to the time the authorization, creation, increase in the number of or issuance of any shares of Senior Stock or convertible security or the reclassification of Parity Stock or Junior Stock into any shares of Senior Stock is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Series C Preferred Stock pursuant to Section 5.3.24.

(d) For the purposes of the foregoing provisions, each share of Series C Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series C Preferred Stock as a single class, then the Series C Preferred Stock and such other class or series shall have one vote per each $25.00 of stated liquidation preference.

Section 5.3.30 Additional Limitations.

(a)	Prior to the date that each outstanding class of securities of the Corporation qualifies as a class of Publicly-Offered Securities, no Benefit Plan Investors shall Beneficially Own or Constructively Own shares of Series C Preferred Stock.

(b)	Prior to the date that each outstanding class of securities of the Corporation qualifies as a class of Publicly-Offered Securities, no shares of Series C Preferred Stock may be Transferred by any Person unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)), and any Transfer of shares of Series C Preferred Stock that, if effective, would violate this Section 5.3.30 shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series C Preferred Stock.

Section 5.3.31 Additional Legend.

In addition to the legend referenced in Section 6.2.9, each certificate representing shares of Series C Preferred Stock, if any, shall bear substantially the following additional legend:

No Benefit Plan Investors may Beneficially Own or Constructively Own Series C Preferred Stock and no share of Series C Preferred Stock may be Transferred by any Person unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)).

Section 5.3.32 Mandatory Redemption at Maturity.

If any shares of Series C Preferred Stock remain outstanding on March 19, 2018 (the “Maturity Date”), the Corporation shall redeem all such shares of Series C Preferred Stock in cash in an amount equal to the Liquidation Preference plus all accrued and unpaid dividends to and including the Maturity Date for each such share of Series C Preferred Stock (the “Maturity Date Redemption Price”). The Corporation shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such holder of Series C Preferred Stock. If the Corporation fails to redeem all of the Series C Preferred Stock outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such share of Series C Preferred Stock, then in addition to any remedy such holder of Series C Preferred Stock may have, in addition to the dividends due under Section 5.3.22, the applicable Maturity Date Redemption Price payable in respect of such unredeemed Series C Preferred Stock shall bear interest at the rate of one percent (1.0%) per month, prorated for partial months, compounded monthly, until paid in full.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 5.6 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous written consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock, subject to adjustment from time to time by the Board of Directors in accordance with Section 6.2.8, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed outstanding. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 6.2.8) of the aggregate of the outstanding shares of Common Stock of the Corporation, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean any stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean for each Excepted Holder, the percentage limit established by the Board of Directors for such Excepted Holder pursuant to Section 6.2.7, which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Capital Stock, and may apply with respect to one or more classes of Capital Stock or to all classes of Capital Stock in the aggregate, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.2.7 and subject to adjustment pursuant to Section 6.2.8.

Individual. The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date. The term “Initial Date” shall mean the date of the closing of the issuance of Common Stock pursuant to the IPO of the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Stock Market or, if such Capital Stock is not listed or admitted to trading on the Nasdaq Stock

Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system on which such Capital Stock is quoted, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 4.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 6.3.1.

Trustee. The term “Trustee” shall mean the Person who is not affiliated with either the Corporation or any Prohibited Owner, which Person is appointed by the Corporation to serve as trustee of the Trust.

Section 6.2 Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of shares of Capital

Stock could result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that could result in (1) the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant could cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Without limitation of the application of any other provision of this Article VI, it is expressly intended that the restrictions on ownership and Transfer described in this Section 6.2.1 of Article VI shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for shares of Capital Stock of the Corporation.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the Nasdaq Stock Market or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i) or (ii):

(i) then that number of shares of the Capital Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 6.2.1(b) and Section 6.3 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 6.2.6) and, to the extent not inconsistent therewith, on a pro rata basis. To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.2.1(b), a violation of any provision of Section 6.2.1(a) would nonetheless be continuing (as, for example, where the ownership of shares of Capital Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 Persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 6.2.1(a) hereof.

Section 6.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1 shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class or series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.2.5 Remedies Not Limited. Subject to Section 4.7, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including Section 6.2, Section 6.3, or any definition contained in Section 6.1 or any defined term used in this Article VI but defined elsewhere in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it. In the event Section 6.2 or 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired Beneficial or Constructive Ownership of shares of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 6.2.7 Exceptions.

(a) Subject to Section 6.2.1(a)(ii), the Board of Directors of the Corporation, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be, or may establish or increase an Excepted Holder Limit for such Person, if the Board of Directors reasonably determines, based on such representations, covenants and undertakings from such Person to the extent required by the Board of Directors, and as are reasonably necessary or prudent to ascertain, that such exemption could not cause or permit:

(i) five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then current Common Stock Ownership Limit and Aggregate Stock Ownership Limit, any then existing Excepted Holder Limits, and the Excepted Holder Limit of such Person); or

(ii) the Corporation to Constructively Own more than a 9.9% interest (that is described in Section 856(d)(2)(B) of the Code) in any tenant of the Corporation or any tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation).

(b) Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 6.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit, the Aggregate Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

Section 6.2.8 Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 6.2.1(a)(ii) and the rest of this Section 6.2.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Common Stock Ownership Limit and/or the Aggregate Stock Ownership Limit for one or more Persons; provided, however, that a decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Capital Stock in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Capital Stock, as applicable, equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of shares of Capital Stock or increased Beneficial Ownership or Constructive Ownership of shares of Capital Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit (taking into account any then existing Excepted Holder Limits) would not allow five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock.

Section 6.2.9 Legend. Each certificate representing shares of Capital Stock, if any, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 6.3 Transfer of Capital Stock in Trust.

Section 6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person who is not affiliated with either the Corporation or any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

Section 6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5 Purchase Right in Capital Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.4 Nasdaq Stock Market Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the Nasdaq Stock Market or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.7 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth in the next sentence of the Charter, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 4.8, Section 5.6 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised and approved by the majority of the entire Board of Directors and the amendment to the Charter is limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL to be made without action by the stockholders. The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the amendment to the Charter.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 75,000,000 shares, $0.01 par value per share of Common Stock and 5,000,000 shares, without par value per share of Preferred Stock. The aggregate par value of all shares of stock having par value was $750,000.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 155,000,000, consisting of 150,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, without par value per share. The aggregate par value of all authorized shares of stock having par value is $1,500,000.

NINTH: The undersigned President and Chairman acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chairman acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chairman and attested to by its Secretary as of the 1st day of June, 2015.

ATTEST:		WHEELER REAL ESTATE INVESTMENT TRUST, INC.:

/s/ Robin A. Hanisch		By:	/s/ Jon S. Wheeler
Name:	Robin A. Hanisch		Name:	Jon S. Wheeler
Title:	Secretary		Title:	President and Chairman